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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 9, 2000 related to the consolidated financial statements of Adolph Coors Company and its subsidiaries, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated February 9, 2000 relating to the financial statement schedule which appears in the Adolph Coors Company's Annual Report on Form 10-K for the year ended December 26, 1999. We also consent to the references to us under the heading "Experts", "Summary Historical Consolidated Financial Data" and "Selected Historical Consolidated Financial Data" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Denver, Colorado

October 26, 2000